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                                                                      EXHIBIT 12

                          STONE CONTAINER CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                         NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                 -----------------------------------------------------  --------------------
            (DOLLARS IN THOUSANDS)                 1988       1989       1990       1991      1992(A)     1993      1992(A)
- -----------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................  $ 341,786  $ 285,828  $  95,420  $ (49,149) $(169,910) $(233,450) $ (93,235)
Income tax provision (credit)..................    207,709    195,201     92,786     31,106    (59,424)  (113,388)   (42,713)
Minority interest in consolidated
 subsidiaries..................................     --            821      5,863      5,799      5,319      2,674      4,072
Preferred stock dividend requirements of
 majority owned subsidiary.....................     --         (2,810)    (3,852)    (5,826)    (4,713)    (4,054)    (5,594)
Undistributed (earnings) loss of
 non-consolidated subsidiaries.................      3,882       (226)      (611)     5,360      6,009      5,549      3,719
Capitalized interest...........................     (2,955)   (56,820)   (64,815)   (81,926)   (47,395)    (9,644)   (38,379)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   550,422    421,994    124,791    (94,636)  (270,114)  (352,313)  (172,130)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
FIXED CHARGES:
  Interest charges (expensed and capitalized),
   amortization of debt discount and debt fees
   on all indebtedness.........................    115,759    408,576    487,631    479,732    433,518    320,915    322,770
  Interest cost portion of rental expenses
   (33 1/3%)...................................     17,622     20,666     25,379     26,890     27,822     21,297     20,447
  Preferred stock dividend requirements of
   majority owned subsidiary...................     --          2,810      3,852      5,826      4,713      4,054      5,594
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total fixed charges............................    133,381    432,052    516,862    512,448    466,053    346,266    348,811
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income taxes,
 undistributed (earnings) loss of
 non-consolidated subsidiaries and fixed
 charges (excluding capitalized interest)......  $ 683,803  $ 854,046  $ 641,653  $ 417,812  $ 195,939  $  (6,047) $ 176,681
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.............        5.1        2.0        1.2     (b)        (c)        (c)        (c)
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

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(a)   Restated  to  reflect the  adoption of  Statement of  Financial Accounting
      Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.
(b) The Company's earnings for the year ended December 31, 1991 were insufficient to cover fixed charges by $94.6 million. Earnings for 1991 included a nonrecurring pretax gain of $41.8 million associated with the
      settlement   and  termination  of   a  Canadian  supply   contract  and  a
      nonrecurring pretax gain of $17.5 million relating to an involuntary conversion at the Company's Missoula, Montana mill. If such nonrecurring events had not occured, earnings would have been insufficient to cover the fixed charges by $153.9 million.
(c) The Company's earnings for the nine months ended September 30, 1993 and 1992 and for the year ended December 31, 1992 were insufficient to cover fixed charges by $352.3 million and $172.1 million and $270.1 million respectively.
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